Exhibit 3.2

The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation:	Haemonetics Corporation
(2) Registered office address:	155 Federal Street, Ste. 700, Boston, MA 02110
(number, street, city or town, state, zip code)
(3) These articles of amendment affect article(s):	VI
(specify the number(s) of article(s) being amended (I-VI))
(4) Date adopted:	July 25, 2019
(5) Approved by:
(check appropriate box)
[ ] the incorporators.
[ ] the board of directors without shareholder approval and shareholder approval was not required.
[X] the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)    State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

See attached continuation sheet.

To change the number of shares and the par value, *if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

(7)    The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by:	/s/ Christopher A. Simon
(signature of authorized individual)

[ ] Chairman of the board of directors,
[X] President,
[ ] Other officer,
[ ] Court-appointed fiduciary,

on this 25th day of July, 2019.

Haemonetics Corporation
Articles of Amendment
Continuation Sheet

Continuation Sheet
Article 6, Section II, is amended and restated in its entirety as follows:
II. Classified Board of Directors
1. Prior to the 2022 annual meeting of stockholders, the Directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each director shall hold office until the annual meeting for the year in which such director’s term expires and until such director’s successor shall be elected and qualified, subject to prior death, resignation, retirement or removal. At the 2020 annual meeting of stockholders of the Corporation, the successors to the directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the 2021 annual meeting of stockholders; at the 2021 annual meeting of stockholders, the successors to the directors whose terms expire at that meeting shall be elected for terms expiring at the 2022 annual meeting of stockholders; and at the 2022 annual meeting of stockholders, the successors to the directors whose terms expire at that meeting shall be elected for terms expiring at the 2023 annual meeting of stockholders and the division of directors into classes shall terminate. Thereafter all directors shall be elected for terms expiring at the next annual meeting of stockholders and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. Any vacancy in the Board of Directors, including a vacancy resulting from an enlargement of the Board, shall be filled as provided in the By-Laws.
2. Notwithstanding any other provisions of these Articles of Organization or the By-Laws of the corporation or the fact that a lesser percentage may be specified by law, these Articles of Organization or the By-Laws of the corporation, the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding stock of the corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, adopt any provision inconsistent with or to repeal this Section II.

The Commonwealth of Massachusetts

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:
July 25, 2019 3:06 PM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth